                                                                   Exhibit 10.12

                     THE MARKED PORTIONS OF THIS AGREEMENT
                     HAVE BEEN OMITTED AND FILED SEPARATELY
                        WITH THE COMMISSION PURSUANT TO
                     A REQUEST FOR CONFIDENTIAL TREATMENT.


                      FIRST AMENDED AND RESTATED AGREEMENT


     THIS FIRST AMENDED AND RESTATED AGREEMENT (this "Agreement"), is made and entered into as of the 1st day of June, 1996, but is effective as of September 1, 1995 (the "Effective Date"), by and between SEAVISION, INC., a Delaware corporation (hereinafter referred to as "SeaVision"), and CELEBRITY CRUISES INC., a Liberian corporation (hereinafter referred to as "Celebrity").

     WHEREAS, Celebrity is in the business of offering cruise vacations to its passengers; and

     WHEREAS, Celebrity desires that its passengers have access to interactive television services on board its vessels; and

     WHEREAS, Celebrity wishes to earn incremental revenue from such interactive television services; and

     WHEREAS, the parties previously agreed, pursuant to that certain Agreement dated as of September 1, 1995 (the "Original Agreement"), that SeaVision would provide the aforementioned interactive television services for installation and use aboard the ship m.v. Century (the "Initial Ship") operated by Celebrity; and

     WHEREAS, since the parties entered into the Original Agreement, SeaVision has installed and commenced operation of the interactive television services on the Initial Ship; and

     WHEREAS, Celebrity has requested that SeaVision install and operate the interactive television services onboard the ships m.v. Galaxy, m.v. Mercury, m.v. Horizon and m.v. Zenith (collectively, the "Additional Ships"); and

     WHEREAS, the parties now desire to amend and restate the Original Agreement to provide for their agreements with respect to the Additional Ships; and

     WHEREAS, for purposes of this Agreement, the Initial Ship and the Additional Ships are sometimes referred to hereinafter collectively as the "Ships" and individually as a "Ship".

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.  Responsibilities.
         ----------------

      (a) Subject to the terms and conditions hereof, SeaVision hereby agrees to:

          (i) Provide and, in the case of the Additional Ships, install, at no charge to Celebrity except as otherwise expressly provided in this Agreement, an interactive television system (the "System") on each of the Ships and, in connection therewith, provide the services (the "Services") set forth on Exhibit A attached hereto. SeaVision shall install the System on the Additional Ships pursuant to the implementation schedule set forth on Exhibit B attached hereto. The System installed on the Initial Ship and to be installed by SeaVision on the Additional Ships shall consist of such hardware and software (a listing of which hardware and software shall also be included on Exhibit C attached hereto) as shall be determined and mutually agreed upon by the parties. The applications displays on the television screens will have a unique design available only on Systems provided to Celebrity, and the television screens will be subject to Celebrity's approval which shall not unreasonably be withheld, delayed or conditioned. Except as otherwise expressly provided in this Agreement, SeaVision shall at all times retain title to all components of the System, including all hardware and software installed or to be installed by SeaVision on any of the Ships hereunder, unless and until, in respect of any Ship, Celebrity purchases the System pursuant to Section 5 of this Agreement. Notwithstanding the foregoing, (i) Celebrity shall, at its own cost and expense, purchase the components listed on Exhibit D for the Ships m.v. Galaxy and m.v. Mercury; and (ii) upon SeaVision's provision of the components listed on Exhibit D for the Ships m.v. Horizon and m.v. Zenith, Celebrity shall either (A) reimburse SeaVision for the cost of such components (which cost hereby is agreed to be [Redacted - confidential treatment requested] per Ship) or (B) provide SeaVision with transferable cruise credits in an aggregate amount such that, upon SeaVision's transfer of such cruise credits to third parties approved by Celebrity, SeaVision shall receive funds in the aggregate amount of [Redacted - confidential treatment requested] per Ship, with the choice of subclause (A) or (B) to be at Celebrity's option. Exhibit H outlines the terms under which Celebrity has agreed to transfer such cruise credits. All such components listed on Exhibit D shall be the property of Celebrity. In connection with SeaVision's performance under this Subsection 1(a)(i), SeaVision shall provide to Celebrity weekly progress reports relating to the

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               delivery of hardware to be provided by SeaVision and, if
               applicable, the development of System screens. In connection with Celebrity's performance under this Subsection 1(a)(i), Celebrity shall provide to SeaVision weekly progress reports relating to hardware to be provided by Celebrity. The parties hereby agree that, if SeaVision fails to complete the implementation of the System on any Additional Ship on or before the applicable completion date therefor (as set forth hereinbelow or, in respect of the m.v. Meridian, as may hereafter be mutually agreed by the parties), and during the period between the date hereof and such completion date, fails to diligently and consistently prosecute such implementation, then SeaVision shall pay to Celebrity in respect of that Additional Ship, as Celebrity's sole and exclusive remedy therefor, an amount equal to [Redacted - confidential treatment requested] per week for each week after the applicable completion date and until such implementation is complete; provided that SeaVision's maximum aggregate liability hereunder shall be [Redacted - confidential treatment requested] per Ship, and SeaVision shall not incur liability hereunder for any installation delays caused by events or circumstances beyond the reasonable control of SeaVision or resulting from Celebrity's failure to timely deliver hardware or other support services or systems to be delivered by Celebrity. For purposes hereof, the following are the applicable completion dates for the Additional Ships:

                    m.v. Horizon  - September 10, 1996
                    m.v. Galaxy   - October 30, 1996
                    m.v. Zenith   - November 30, 1996
                    m.v. Mercury  - September 15, 1997

          (ii) Provide all personnel reasonably necessary and appropriate to install and operate the System and provide the Services onboard the Ships. One (1) SeaVision technician (the "Operator") shall be posted to each Ship following such installation on that Ship to run the System on an on-going basis for so long as this Agreement shall be in effect in respect of that Ship. SeaVision hereby acknowledges that the Operators shall at all times be employees of SeaVision, and Celebrity shall serve as SeaVision's paying agent for payment of all salary, payroll taxes and fringe benefits costs in connection with the Operators, and SeaVision shall promptly reimburse Celebrity for all such costs incurred by Celebrity in respect of the Operators; provided, however, that
               (i) SeaVision shall not be obligated hereunder to reimburse Celebrity for the cost of protection and indemnity insurance provided by Celebrity pursuant to Section 10 of this Agreement and (ii) SeaVision shall [Redacted - confidential treatment requested]. SeaVision understands that, while on board any Ship, its personnel will be subject to the authority of the Master of that Ship and the officer(s) designated thereon to oversee the installation and operation of the System and the Services. SeaVision shall use its best efforts to ensure that the Operators will at all times while on board any Ship comply with the operations manual of Celebrity, a copy of which is attached hereto as Exhibit E.

         (iii) Upgrade the hardware and/or software used in the System, at no cost to Celebrity, at such times and in such manner as is reasonably necessary or appropriate to maintain the System on the Ships and to achieve the mutually agreed technical performance standards set forth on Exhibit F attached hereto; provided, however, that any such upgrade shall be subject to Celebrity's prior approval, which approval shall not unreasonably be withheld, delayed or conditioned by Celebrity. Furthermore, Celebrity shall be entitled from time to time to request upgrades to the hardware and/or software used in the System in respect of any Ship in order to keep the System "state-of-the-art" throughout the Operating Term applicable to that Ship. In respect of any such requested upgrade, SeaVision shall be obligated to undertake such requested upgrade only if and to the extent SeaVision and Celebrity agree such requested upgrade, and the terms upon which it is to be undertaken by SeaVision, are technologically and economically feasible for SeaVision.

          (iv) Furnish certain entertainment programming for passengers' viewing on "free" entertainment channels on and through the System on each Ship for which passengers shall not be charged, all as more fully set forth on Exhibit A attached hereto.

          (v) Allow Celebrity programming control of twenty (20) free television and music channels provided by Celebrity to passengers and crew on each Ship.

          (vi) Operate the System on each Additional Ship for a period of at least 120 days from the date of the commencement of the initial voyage of that Additional Ship with passengers following the completion of the installation of the System thereon. For purposes of this Agreement, such 120-day period in respect of any Additional Ship is sometimes referred to as the "Initial 120-Day Period".

      (b) Subject to the terms and conditions hereof, Celebrity hereby agrees to:


          (i) Grant SeaVision the exclusive right, for so long as this Agreement is in effect, to develop, install, operate, maintain and improve interactive

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               television services similar in nature or intent to the System and
               Services located or installed anywhere on any Ship.

          (ii) Make available (v) each Ship to SeaVision personnel for SeaVision's installation and operation of the System thereon, including but not limited to granting SeaVision personnel (A) unlimited access to the television studio and radio frequency distribution system installed or to be installed by Celebrity on board that Ship which television studio and radio frequency distribution system shall include the "central studio equipment," the "distribution plant" and a portion of the "head-end", designated as such in Exhibit G attached hereto and (B) limited access to passenger cabins, (w) all storage and work space necessary on board each Ship for the installation and operation of the System, (x) such personnel as are reasonably necessary or appropriate to assist in the successful installation and operation of the System, including but not limited to appropriate on-board support for and oversight of the installation and operation of the System by a designated officer on each Ship, (y) all necessary systems integration support to allow the System to communicate with other on-board systems, and (z) when any Ship is not under construction, appropriate accommodations on board that Ship for SeaVision personnel who are engaged in installing and/or operating the System on that Ship. It is understood that SeaVision personnel occupying such accommodations will, at all times while on board that Ship, be subject to Celebrity's policies regarding on-board contractors, including those concerning dress, decorum and personal behavior.

         (iii) Provide SeaVision with copies of the detailed plans, specifications, blueprints and designs which relate to the television studio, video distribution system, radio frequency plant, shipboard information systems and passenger cabin television on each Ship.

          (iv) Furnish accommodations on board each Ship and otherwise respond favorably to reasonable requests by SeaVision's management for accommodations on board each Ship, on mutually-agreeable dates, for the purpose of evaluating the System and its performance during a "start-up" period of not less than 120 days and not more than 180 days from the date of the commencement of the initial voyage of the Ship with passengers after the installation thereon of the System. Thereafter, in respect of each Ship, Celebrity shall provide SeaVision management with accommodations aboard that Ship, on mutually-agreeable dates, to allow SeaVision senior personnel to monitor the on-going performance of the System and SeaVision's personnel, for the purpose of determining whether such enhancements and improvements to the System should be recommended as they shall, in their sole discretion, deem appropriate. Requests for such accommodations shall not exceed one (1) cabin/voyage per month per Ship once the aforementioned "start-up" period has passed. Celebrity will endeavor to provide to each Operator accommodations comparable to those provided by Celebrity to its employees of similar rank, such as Celebrity's MIS director and Celebrity's shore excursion managers. Celebrity will provide each Operator with all other on-board privileges that it provides to its employees of similar rank.

          (v) Provide any and all reasonable marketing support for the System on-board each Ship. Such marketing support shall include but not be limited to in-cabin collateral material, mention by the Cruise Director during his introductory remarks to passengers on that Ship, prominent coverage in the daily program circulated on that Ship, insertion of promotional materials in passenger documentation, and such other activities of a supporting nature as are acceptable to both parties to this Agreement. All such marketing support activities and material shall be subject to Celebrity's prior approval which shall not unreasonably be withheld, delayed or conditioned. To the extent such marketing materials are produced by Celebrity and do not result in additional cost to Celebrity, there shall be no cost or charge to SeaVision in respect of such marketing materials. Any other marketing materials produced shall be subject to SeaVision's prior written approval, which shall not unreasonably be withheld, delayed or conditioned, and the cost thereof shall be for the account of SeaVision.

          (vi) Work with SeaVision's marketing personnel to develop appropriate and effective means acceptable to Celebrity for testing and gauging passenger reaction to the System on a regular basis during and after the installation of the System on any Ship. Such means shall include but not be limited to on-board questionnaires, on-board focus groups, one-on-one passenger interviews and post-cruise questionnaires. Such activities will be conducted by individuals mutually acceptable to Celebrity and SeaVision, and the results of all such activities shall be made available to Celebrity and SeaVision. The results of all such activities shall constitute Celebrity's proprietary information for purposes of this Agreement.

         (vii) Use its best efforts in respect of each Ship to cause its on-board concessionaires to work with SeaVision to develop mutually beneficial applications for the System.


          (viii) Consider requests by SeaVision to provide access to any Ship when that Ship is in port for SeaVision personnel to demonstrate the System to potential advertisers, marketers and clients. In connection with making such demonstrations, SeaVision shall conform to Celebrity's procedures for approving on-board visitors, including but not limited to making advance requests for boarding passes.

          (ix) Provide each Operator with the following data in electronic form (i.e., diskettes, tapes, or other similar means) with respect to each passenger on-board the applicable Ship, either directly or through that Ship's property management system: name, age, cabin assignment, dining assignment, and on-board account number. In addition thereto, Celebrity shall provide such Operator with the home address and telephone number of each passenger who requests that SeaVision make or arrange for the delivery of any item to that passenger's home. In respect of dining assignment information, the parties understand that such information, as provided by Celebrity to SeaVision, may not be completely accurate, but that SeaVision will be entitled to rely on such information, as provided by Celebrity, in connection with SeaVision's operation of the System. If such data cannot be available prior to the time of departure of each cruise, Celebrity and SeaVision agree to jointly develop an efficient and effective method for collecting such information in the manner prescribed. Such data is only to be used for such purposes and activities as are expressly authorized by Celebrity.

          (x) Collect all monies paid by passengers in respect of Services provided on or through the System and charged to the respective on-board account of such passengers.

      (c) Celebrity also has requested that SeaVision install and operate the System on-board the m.v. Meridian. However, because of the advanced age of that ship, the parties have agreed to further evaluate the economic feasibility of that proposed installation and operation. Accordingly, the parties, by mutual agreement, may add the m.v. Meridian to this Agreement as an Additional Ship, whereupon SeaVision shall install and operate the System on-board the m.v. Meridian pursuant to an implementation schedule mutually agreeable to the parties. If the parties mutually agree to add the m.v. Meridian to this Agreement, the m.v. Meridian shall thereafter be an "Additional Ship" for purposes of this Agreement, and, upon SeaVision's provision therefor of the components listed on Exhibit D, Celebrity shall either
          (A) reimburse SeaVision for the cost of such components (which cost hereby is agreed to be [Redacted - confidential treatment requested] or (B) provide SeaVision with transferable cruise credits in an aggregate amount such that, upon SeaVision's transfer of such cruise credits to third parties approved by Celebrity, SeaVision shall receive funds in the aggregate amount of [Redacted -confidential treatment requested]. Exhibit H outlines the terms under which Celebrity has agreed to transfer such cruise credits.

     2.   Operating Term/Renewal/Option.  Unless sooner terminated in accordance
          -----------------------------
          with the terms of this Agreement, the term of this Agreement in respect of any Ship (the "Operating Term") shall commence on the date first written above and expire on the fifth anniversary of the installation of the System on-board that Ship (in respect of any Ship, the "Expiration Date"). In the event SeaVision desires to renew this Agreement in respect of the applicable Ship upon any Expiration Date or upon the expiration of any subsequent renewal term, if any, SeaVision will notify Celebrity in writing no less than one hundred twenty (120) days prior to the Expiration Date or the expiration of such subsequent renewal term, as the case may be, of the terms and conditions which it proposes for the subsequent renewal term. Celebrity may, within sixty (60) days after its receipt of the proposed terms and conditions, accept the proposal by notifying SeaVision in writing of Celebrity's intention to renew this Agreement in respect of the applicable Ship for a subsequent renewal term upon the terms and conditions proposed by SeaVision. In the event Celebrity agrees to any such renewal proposal, each successive renewal term shall be designed as a "Renewal Term" and shall become a part of the Operating Term in respect of the applicable Ship, each such Renewal Term shall be for a period of two (2) calendar years, and the "Expiration Date" in respect of the applicable Ship shall thereafter be the date upon which such Renewal Term expires. In the event Celebrity does not agree to any such renewal proposal, this Agreement shall terminate in respect of the applicable Ship on the Expiration Date or at the end of the then-current Renewal Term, as the case may be.

     3.   Revenue-Sharing and Payment Terms.
          ---------------------------------

      (a) For each calendar month of any Operating Term of this Agreement, the Adjusted Gross Revenues (as defined below) for all cruises completed during that calendar month will be allocated between Celebrity and SeaVision as follows:

          (i) If the aggregate of all of the Adjusted Gross Revenues generated by all of the Systems then or theretofore installed on-board the Ships, from the Effective Date of this Agreement, is less than the Investment Recovery (as hereinafter defined), then Celebrity shall be entitled to retain [Redacted - confidential treatment requested] of the Adjusted Gross Revenues for cruises completed during that calendar month and shall promptly remit the remaining [Redacted - confidential treatment requested] of such Adjusted Gross Revenues to SeaVision in accordance with this Section 3; or

          (ii) If the aggregate of all of the Adjusted Gross Revenues generated by all of the Systems then or theretofore installed on-board the Ships, from the Effective Date, equals or exceeds the Investment Recovery but is less than the Revenue Allocation Shift Amount (as hereinafter defined) applicable at the beginning of the then-current annual period commencing on the later of the Effective Date or the most recent anniversary thereof, then Celebrity shall be entitled to retain [Redacted - confidential treatment requested] of the Adjusted Gross Revenues for cruises completed during that calendar month and shall promptly remit the remaining [Redacted - confidential treatment requested] of such Adjusted Gross Revenues to SeaVision in accordance with this Section 3; or

         (iii) If the aggregate of all of the Adjusted Gross Revenues generated by all of the Systems then or theretofore installed on-board the Ships, from the Effective Date, equals or exceeds the Investment Recovery and is equal to or exceeds the Revenue Allocation Shift Amount applicable at the beginning of the then-current annual period commencing on the later of the Effective Date or the most recent anniversary thereof, then Celebrity shall be entitled to retain [Redacted - confidential treatment requested] of the Adjusted Gross Revenues for cruises completed during that calendar month and shall promptly remit the remaining [Redacted - confidential treatment requested] of such Adjusted Gross Revenues to SeaVision in accordance with this Section 3.

      (b) "Investment Recovery", for purposes of this Agreement, shall mean the aggregate of SeaVision's cost of all hardware and software components of the System ordered for or installed on-board any Ship, SeaVision's costs to install the System on-board the Ships and SeaVision's cost of System video production, which aggregate amount shall in no event exceed [Redacted -confidential treatment requested] per Ship, and which aggregate amount shall not include more than the aggregate of [Redacted - confidential treatment requested] for the development of screens. For purposes of this Agreement, Investment Recovery costs shall be supported by invoices and other documentation delivered by SeaVision to Celebrity.

      (c) "Revenue Allocation Shift Amount", for purposes of this Agreement, shall be an amount equal to the total number of passenger cabin rooms on all of the Ships on which the System is then installed, multiplied by [Redacted -confidential treatment requested].


      (d) "Adjusted Gross Revenues", for purposes of this Agreement, shall mean the aggregate of (i) all monies paid to Celebrity in connection with passengers' use of the Services provided by or on the System on-board the Ships and charged to such passengers' respective on-board accounts by Celebrity, other than monies paid or payable in respect of shore excursions, room service orders and wine orders purchased or made on the System, the revenues from which shall be retained exclusively by Celebrity, and (ii) certain other revenues as described in Exhibit A attached hereto, whether collected by Celebrity or SeaVision, less, in respect of each Ship, (A) the cost to SeaVision of goods sold in the case of products and services sold on the System, (B) the cost to SeaVision of pay-per-view programming provided on the System, (C) the commissions paid by SeaVision for advertising sold on the System, and
          (D) the cost to SeaVision of marketing support materials produced for the account of SeaVision pursuant to the terms of Subsection 1(b)(v) hereof, the aggregate amount of which Celebrity shall pay over to SeaVision, and less credits paid by Celebrity to passengers in the case of gaming on the System and [Redacted - confidential treatment requested] in respect of transactions on the System.

      (e) On or before the twenty-first day of each calendar month during any Operating Term of this Agreement, SeaVision shall provide Celebrity with a written report (the form of which shall be mutually agreed upon by the parties) detailing the Adjusted Gross Revenues generated by the System on each Ship on which the System is then installed from cruises completed during the prior calendar month. This report shall govern the determination of fees to be retained by Celebrity and the revenues to be remitted by Celebrity to SeaVision under the terms of this Agreement. SeaVision shall provide any and all hardware and/or software reasonably necessary or appropriate to interface SeaVision's accounting software with the applicable Ship's property management system in order for SeaVision to obtain accurate accounting information for such reports.

      (f) Celebrity shall remit to SeaVision all Adjusted Gross Revenues generated by the System less Celebrity's share of such Adjusted Gross Revenues as provided in Section 3(a) of this Agreement, and all other amounts due SeaVision as provided in Section 3(d) of this Agreement no more than fifteen (15) days following its receipt of the applicable monthly report from SeaVision.

      (g) Celebrity shall promptly notify SeaVision of any changes, adjustments or chargebacks (relative to the Adjusted Gross Revenues in respect of any calendar month) of which Celebrity receives notice after it has made a remittance to SeaVision in respect of such calendar month, and together therewith, provide to SeaVision appropriate documentation supporting all such changes, adjustments or chargebacks. In the event properly-supported changes, adjustments or chargebacks result in a reduction of the Adjusted Gross Revenues generated in respect of such calendar month, SeaVision shall, within thirty (30) days of its receipt of the applicable notice and supporting documentation, refund to Celebrity SeaVision's percentage of the aggregate of such changes, adjustments or chargebacks.

      (h) All advertising and promotional revenues generated by the System on-board any Ship and received by SeaVision, less any amounts payable by SeaVision to any third party in respect thereof, shall be allocated between SeaVision and Celebrity in the same manner and on the same percentages as the Adjusted Gross Revenues are then being allocated between them pursuant to the terms of Section 3(a) of this Agreement. SeaVision shall remit to Celebrity Celebrity's portion of such net advertising and promotional revenues on a calendar month basis not more than fifteen
          (15) days following the end of each calendar month.

     4.   Termination.
          -----------

      (a) Celebrity shall have the right to terminate this Agreement in respect of any Ship prior to the Expiration Date applicable to that Ship in the event the System on-board that Ship fails to achieve the technical performance standards set forth in Exhibit F attached hereto. Celebrity may not exercise this right (i) if such technical failure occurs as a result of Celebrity's failure to perform any or all of its obligations under the terms of this Agreement in respect of that Ship;
          (ii) if such failure is a result of problems encountered with systems and/or operations on-board that Ship other than the System; (iii) prior to the expiration of the applicable Initial 120-Day Period (in respect of any Additional Ship); and (iv) without written notice to SeaVision of its intention to do so and prior to a period of 90 days following such notice in which SeaVision may effect a cure of such failure. Notwithstanding the provisions of the preceding clause (iv), Celebrity shall not be obligated to provide the cure period provided therein more than twice for separate occurrences of the same failure by the System on-board that Ship. In any event in which SeaVision is entitled to or is otherwise granted the cure period provided for in the preceding clause (iv), Seavision shall, within fifteen (15) days following Celebrity's written notice to SeaVision under such clause
          (iv), provide to Celebrity SeaVision's written response regarding such failure, which response shall set forth SeaVision's assessment of the cause of such failure and SeaVision's plan to rectify such failure.
          In any event, SeaVision shall make a good faith effort to rectify such failure as promptly as is reasonable under the circumstances and, where appropriate, will implement temporary "work around" solutions until a permanent solution can be implemented.

      (b) SeaVision shall have the right to terminate this Agreement in respect of any Ship prior to the Expiration Date applicable to that Ship in the event the System fails to achieve the technical performance standards set forth in Exhibit F attached hereto and such failure is the result of problems encountered with systems and/or operations on-board that Ship other than the System or is the result of Celebrity's addition to or replacement of systems and/or operations (whether software, hardware or both) on-board that Ship other than the System and/or the System on-board that Ship fails to achieve the financial performance standards that SeaVision in its sole and absolute discretion shall determine are necessary to warrant its investment in, and its continued operation of, the System on-board that Ship. In the event SeaVision intends to terminate this Agreement in respect of any Ship pursuant to this subsection 4(b), it shall do so in writing to Celebrity no less than thirty (30) days prior to ceasing operations hereunder, which termination notice shall set forth in reasonable detail the reason for SeaVision's election to terminate this Agreement in respect of that Ship. Representatives of SeaVision shall offer to meet with representatives of Celebrity prior to the effectiveness of any such termination.

      (c) Either party hereto shall have the right to terminate this Agreement, immediately upon written notice to the other party, upon such party being declared insolvent or bankrupt, or making an assignment for the benefit of creditors, or in the event that a receiver is appointed, or any proceeding for appointment of a receiver or to adjudge such party a bankrupt, or to take advantage of the insolvency laws is demanded by, for, or against such party under any provision under the laws of any state or country.

      (d) Celebrity shall have the right to terminate this Agreement in the event SeaVision defaults in the performance of any material covenant, warranty or agreement made herein (except a failure by the System to achieve certain technical performance standards which is governed by
          Section 4(a) herein), and such default has not been cured within sixty
          (60) days after receipt of written notice thereof given by Celebrity to SeaVision.

      (e) SeaVision shall have the right to terminate this Agreement in the event Celebrity defaults in the performance of any material covenant, warranty or agreement made herein and such default has not been cured within sixty (60) days after receipt of written notice thereof given by SeaVision to Celebrity.

      (f) Notwithstanding the termination or expiration of this Agreement as provided for in this Section 4 and elsewhere in this Agreement, Celebrity shall continue to owe, and shall promptly pay to SeaVision in accordance with the terms of Section 3 hereof, all amounts set forth in Section 3 that shall have accrued on and prior to the date of such termination or expiration.

      (g) Subject to the provisions of Section 5, as soon as is practicable after the expiration of this Agreement or any termination of this Agreement in respect of any Ship, SeaVision shall remove the System, including all related hardware and software, and all on-board SeaVision personnel, including without limitation the Operator, from the Ship or Ships affected by the expiration or termination. The parties hereby agree and acknowledge that in accordance with Section 1 hereof, SeaVision will retain title to all components of the System, including all hardware and software installed on board the Ships by SeaVision at any time while this Agreement is in effect, except as otherwise expressly provided in Section 1 hereof. In the event of any such removal, SeaVision shall assure that the television system on the applicable Ship is in operable condition, normal wear and tear of the components thereof excepted. For purposes of the immediately foregoing sentence, SeaVision's obligations are limited to the RF plant, the television sets and the broadcast center of or on the applicable Ship.

     5.   Celebrity's Right to Purchase.
          -----------------------------

          (a) Anything herein to the contrary notwithstanding, in the event SeaVision elects to terminate this Agreement in respect of any Ship pursuant to
Section 4(b), Celebrity shall purchase the hardware furnished by SeaVision for the System on-board that Ship and a non-transferrable license to use the software components of the System (but only on-board that Ship) for an amount equal to the lesser of (i) [Redacted - confidential treatment requested] and
(ii) the portion of the Investment Recovery applicable to that Ship less the aggregate of all Adjusted Gross Revenues theretofore paid to SeaVision pursuant to the terms of Section 3(a) hereof in respect of that Ship and less the aggregate of net advertising and promotional revenues allocated to SeaVision pursuant to the terms of Section 3(d) hereof in respect of that Ship. SeaVision will provide support services for such hardware and software upon terms and conditions to be mutually agreed by the parties. Notwithstanding the foregoing, Celebrity's obligations under this Section 5(a) shall be conditioned upon the System then being operational on-board the applicable Ship.

     (b) At the relevant Expiration Date, Celebrity shall have the right in respect of each Ship to purchase the hardware furnished by SeaVision for the System on-board that Ship and a non-transferrable license to use the software components of the System (but only on-board that Ship) for an amount then mutually agreeable to the parties. Celebrity acknowledges and agrees that its rights under this Section 5(b) shall not be exercisable if, prior to the relevant Expiration Date, SeaVision shall have notified Celebrity of proposed terms for a renewal or extension of this Agreement in respect of such Ship and the parties shall have subsequently been unable to agree on terms for such renewal or extension.

     6.   Sale or Disposal of the Ship.  In the event that Celebrity elects to
          ----------------------------
sell or otherwise dispose of any Ship, Celebrity promptly shall notify SeaVision in writing of its decision. Upon the sale of any Ship, the new owner shall have the option of assuming this Agreement in respect of that Ship. If the new owner of the Ship elects not to assume this Agreement or in the event Celebrity is disposing of the Ship other than through a sale or transfer (i.e., decommissioning), SeaVision promptly shall remove the System from that Ship, and Celebrity shall pay SeaVision in respect of that Ship an amount equal to the lesser of (i) the depreciated value of the System in respect of such Ship at such time and (ii) the amount of [Redacted - confidential treatment requested], plus the aggregate of the cost of all new hardware and software theretofore added to the System annually on-board that Ship, less the aggregate of all Adjusted Gross Revenues theretofore paid to SeaVision pursuant to the terms of
Section 3(a) hereof in respect of that Ship and less the aggregate of net advertising and promotional revenues allocated to SeaVision pursuant to the terms of Section 3(d) hereof in respect of that Ship. For purposes of determining the depreciated value of the System for clause (i) above, the initial value of the System on-board any Ship shall be [Redacted - confidential treatment requested], which value shall reduce to zero ratably over [Redacted - confidential treatment requested] following the installation thereof on-board that Ship, and to which shall be added the cost of new hardware and software theretofore added to the System annually on-board that Ship, which new additional amounts also shall reduce to zero over a [Redacted - confidential treatment requested] period from the date of each such addition thereof to the System. In the event of any such removal, SeaVision shall assure that the television system on the applicable Ship is in operable condition, normal wear and tear of the components thereof excepted. For purposes of the immediately foregoing sentence, SeaVision's obligations are limited to the RF plant, the television sets and the broadcast center of or on the applicable Ship.

     7.   Confidentiality.
          ---------------

     (a) Celebrity acknowledges that the System represents and will continue to represent the valuable, confidential and proprietary property of SeaVision. SeaVision is not by this Agreement conveying to Celebrity any exclusive proprietary or other rights in the System, including, but not limited to, any patent, copyright, trademark, service mark, trade secret, trade name or other intellectual property rights, except that Celebrity will have the limited rights expressly set forth in this Agreement. Accordingly, Celebrity acknowledges that, except as expressly provided for in this Agreement, Celebrity possesses no title or ownership of any System or any portion thereof. Celebrity will keep the System free and clear of all claims, liens and encumbrances.

     (b) Each party agrees, during the term of this Agreement and thereafter, to maintain the confidential nature of the terms and conditions of this Agreement and of any proprietary information shared with it by the other party. The proprietary information shared with Celebrity by SeaVision shall include, but is not limited to (a) any knowledge gained by Celebrity of the System, including but not limited to knowledge of the type, identity, operation or other characteristics of the System's hardware, operating system software and applications software; (b) SeaVision's marketing and sales strategy; (c) the format and context of any and all SeaVision reports, including those for data management, revenue remittance and marketing surveys; and (d) SeaVision's marketing and advertising client list. Celebrity agrees that it will not create or attempt to create, or permit any third party to create or attempt to create, by reverse engineering or otherwise, the source code for the System(s) or any portion thereof. The provisions of this Section 7 apply to the System as delivered to Celebrity by SeaVision for any Ship or as modified or otherwise enhanced by SeaVision and to any proprietary material and information regarding the System that is given to Celebrity prior to, on or after the date of this Agreement. The proprietary information shared with SeaVision by Celebrity shall include, but is not limited to (a) any knowledge gained by SeaVision of Celebrity's other information systems or operating strategies in respect of any Ship; (b) Celebrity's marketing and sales strategy; (c) Celebrity's marketing and advertising client list, including but not limited to the information provided to SeaVision by Celebrity pursuant to the terms of Subsection 1(b)(ix) hereof; and (d) the results of the activities contemplated in Subsection 1(b)(vi) hereof. Notwithstanding the foregoing, each party may use the other's proprietary information in the internal conduct of its business, subject always to the prohibition herein of disclosure. For example (but not in limitation of the foregoing), (i) Celebrity may hereafter work with a third party to design screens and reports functionally similar to the screens and reports included in the System so long as Celebrity does not copy such System screens or reports or disclose such System screens or reports to any third party, and (ii) SeaVision may use the information it gains regarding Celebrity's operations in connection with the enhancement and marketing of SeaVision's products so long as SeaVision does not disclose such information to any third party. Notwithstanding anything contained in this Agreement to the contrary, the terms of this Section 7(b) shall survive the expiration or termination of this Agreement and remain in full force and effect for a period of one (1) year following such expiration or termination.

     (c) Each party acknowledges that its violation of its confidentiality or non-disclosure obligations under this Agreement may cause irreparable damage to the other that cannot be fully remedied by money damages. Accordingly, in the event of any such violation or threatened violation, the injured party will be entitled, in addition to pursuing any other remedy available to it under this Agreement or at law, to obtain injunctive or other equitable relief from any court of competent jurisdiction as may be necessary or appropriate to prevent any further violations thereof.

     (d) During any Operating Term and for a period of three (3) years thereafter, neither party shall induce or attempt to induce any employee or consultant of the other to terminate his or her employment or consulting relationship with such other party and shall not solicit any such employee or consultant for employment or consulting services. Notwithstanding anything contained in this

          Agreement to the contrary, the terms of this Section 7(d) shall survive the expiration or termination of this Agreement and remain in full force and effect for a period of three (3) years following such expiration or termination.

     (e) Each party agrees to notify the other immediately upon the notifying party's becoming aware of or reasonably suspecting the possession, use or knowledge of all or part of any of the other party's proprietary information by any person or entity not authorized by this Agreement to have such possession, use or knowledge. The notifying party will promptly furnish the other party with details of such possession, use or knowledge, will assist in preventing a recurrence thereof and will cooperate with the other party in protecting the other party's rights in the other party's proprietary information. A party's compliance with the terms of this Section 7 will not be construed as any waiver of the other party's right to recover damages or obtain other relief against the notifying party for the notifying party's breach of its confidentiality or non-disclosure obligations under this Agreement or the negligent or intentional harm to the other party's proprietary rights.

     8.   Right to Inspect Books and Records.  SeaVision and Celebrity shall
          ----------------------------------
keep full and accurate accounts, records, books, journals, ledgers and data (collectively, "Records") with respect to the business done by each party respectively under this Agreement, which Records shall at all times show truthfully, accurately and fully the compliance by each party with its respective obligations under this Agreement. Each party shall have the right, through its designated representatives, at all reasonable times, upon reasonable advance notice, to inspect the Records of the other as necessary to verify the sales, revenues generated and fees collected pursuant to this Agreement. The parties shall retain all Records at all times during any Operating Term of this Agreement, and for at least three (3) years thereafter, and shall make the Records available to the other party during regular business hours, wherever the Records are maintained, within ten (10) days after receipt of demand for inspection from such other party. Both parties shall maintain the confidential nature of any Records so inspected pursuant to and in accordance with the provisions of Section 7 hereof.

     9.   Insurance/Waiver of Subrogation.
          -------------------------------

      (a) Celebrity hereby warrants, represents and covenants that it has, and shall maintain for the Operating Term of this Agreement, at its sole expense, all insurance coverages necessary and appropriate to fully and adequately insure the System on-board each Ship for one hundred percent (100%) of the insurable value of that System against any loss or damage whatsoever which may occur while that System is present and/or installed on that Ship. The insurance policy(ies) with respect to such coverage shall each name SeaVision as an additional insured, as its interests may appear. SeaVision shall, from time to time at the request of Celebrity or on SeaVision's own initiative, provide to Celebrity then current replacement cost information for insurable components of the System. Celebrity shall not be in breach of this Section 9(a) so long as, within thirty (30) days after the delivery of any such cost information, the insurance then maintained by Celebrity is consistent with such cost information. In the event that SeaVision receives the proceeds of any such insurance as a result of a casualty affecting the System or any portion thereof on-board any Ship, SeaVision shall apply such proceeds to the repair and restoration of the System on-board that Ship to its pre-casualty functionality; provided, however, that SeaVision shall not be obligated to so apply such proceeds or to repair and restore the System if (i) such proceeds cannot reasonably be expected to fund the full and complete repair and restoration of the System on-board that Ship and Celebrity does not agree to fund the shortfall or (ii) the affected Ship suffers damage as a result of the casualty and Celebrity does not, at the request of SeaVision, deliver to SeaVision Celebrity's written assurance that that Ship likewise will be fully repaired and restored and used to provide passenger service substantially equivalent to the service being provided immediately prior to the casualty. The limitations on SeaVision's liability set forth in Section 13 herein shall not apply to a breach by SeaVision of its obligations hereunder to apply insurance proceeds to the repair and restoration of the System.

      (b) So long as their respective insurers so permit, neither party hereto shall be liable to the other, or to the insurer of the other, claiming by way of subrogation through or under such other party with respect to any loss or damage, in whole or in part, to the System, to the extent that such other party shall be reimbursed out of that party's insurance coverage carried for such other party's protection with respect to such loss or damage. If so permitted, the parties shall each obtain any special endorsements required by their respective insurance carriers to evidence compliance with the waiver and release set forth herein and shall provide a copy thereof to the other party.

     10.  Protection and Indemnity Cover.  Each Operator and each member of
          ------------------------------
SeaVision's System installation crews shall be included as crewmembers on Celebrity's protection and indemnity cover for such periods of time as the Operator or crewmember, as the case may be, is posted to a Ship. For the sole purpose of establishing liability for any sickness, personal injury or death incurred or suffered by any Operator or any such crewmember which engaged on, or in the service of any Ship Celebrity shall be considered the employer of that Operator or crewmember.

     11.  Interruption in Performance.  Neither Celebrity nor SeaVision shall be
          ---------------------------
liable to the other for any loss, damage or loss of profits arising out of any interruption or cessation of the Services to be provided hereunder when such interruption or cessation is caused by any circumstance beyond the reasonable control of such party.

     12.  Indemnification.
          ---------------

      (a) SeaVision shall indemnify, defend and hold harmless Celebrity and its successors and assigns from and against any and all liabilities, claims, suits, damages, judgments, awards, penalties, losses and other liabilities (including all related reasonable attorneys' fees, costs and expenses in connection therewith) (collectively referred to hereinafter as "Losses") suffered or incurred by Celebrity by reason of, arising out of or in connection with (x) any negligent, willful or intentional act or omission of SeaVision (or an employee, agent or representative of SeaVision) committed or omitted, as the case may be, in the course of SeaVision's performance of the terms of this Agreement or (y) SeaVision's failure to fully perform the terms of this Agreement.

     (b) At Celebrity's request, SeaVision will defend, at its own expense, any action brought against Celebrity to the extent that such action is based solely on a claim that the System on-board any Ship infringes any patent or copyright or the trade secret or other proprietary right of a third party ("Infringement"), and SeaVision will hold Celebrity harmless from any resulting losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, provided that Celebrity provides SeaVision with prompt written notice of such actions and SeaVision is given an opportunity to defend and/or settle such action. If an infringement covered by the indemnity provisions set forth herein is established by a court of competent jurisdiction in a final decision from which no appeal is or can be taken or if, in the opinion of SeaVision, any such System or any portion thereof is likely to become the subject of such an infringement claim, then SeaVision, at its option, may:

              (i) modify the infringing or potentially infringing System to make that System noninfringing while maintaining, in SeaVision's reasonable opinion, the equivalent or better functionality;

              (ii) obtain, on Celebrity's behalf, the right for Celebrity to continue to use the infringing System in accordance with the terms of this Agreement; or

              (iii) terminate this Agreement in respect of the infringing
                    System(s).

      (c) Celebrity shall indemnify, defend and hold harmless SeaVision and its successors and assigns from and against any and all Losses suffered or incurred by SeaVision by reason of, arising out of or in connection with (x) any negligent, willful or intentional act or omission of Celebrity (or an employee, agent or representative of Celebrity) committed or omitted, as the case may be, in the course of Celebrity's performance of the terms of this Agreement or (y) Celebrity's failure to fully perform the terms of this Agreement.


     13.  Limitation of Liability.  THE WARRANTIES AND REMEDIES EXPRESSLY SET
          -----------------------
FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. EXCEPT AS EXPRESSLY PROVIDED HEREIN OR ELSEWHERE IN THIS AGREEMENT, IN NO EVENT WILL SEAVISION BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF CELEBRITY'S USE OF OR INABILITY TO USE THE SYSTEM ON-BOARD ANY SHIP OR ANY PORTION THEREOF OR FROM ANY DELAY IN THE SYSTEM ON-BOARD ANY SHIP ACHIEVING THE TECHNICAL PERFORMANCE STANDARDS SET FORTH ON EXHIBIT F ATTACHED HERETO OR FROM ANY DELAY IN THE SYSTEM ON-BOARD ANY SHIP MEETING, OR ANY INABILITY OF THE SYSTEM ON-BOARD ANY SHIP TO MEET, CELEBRITY'S EXPECTATIONS WITH RESPECT TO OPERATIONS OR PERFORMANCE, EVEN IF SEAVISION IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN PARTICULAR, SEAVISION IS NOT RESPONSIBLE FOR ANY COSTS INCLUDING, BUT NOT LIMITED TO, THOSE INCURRED AS A RESULT OF LOST PROFITS OR REVENUE, LOSS OF USE OF THE SYSTEM, LOSS OF DATA, THE COST OF RECOVERING ANY DATA, THE COST OF SUBSTITUTE SOFTWARE, OR CLAIMS BY THIRD PARTIES. IF CELEBRITY TERMINATES THIS AGREEMENT PURSUANT TO THE TERMS OF SECTION 4(A) OR SECTION 4(D) HEREIN, SEAVISION SHALL NOT BE LIABLE FOR ANY OF CELEBRITY'S INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING THEREFROM, BUT SHALL BE LIABLE FOR CELEBRITY'S DIRECT DAMAGES ARISING THEREFROM; PROVIDED HOWEVER, THAT SEAVISION'S LIABILITY FOR SUCH DIRECT DAMAGES SHALL BE LIMITED TO THE AGGREGATE OF (i) THREE HUNDRED THOUSAND UNITED STATES DOLLARS (US$300,000) IN RESPECT OF EACH SHIP THAT IS THEN THREE (3) YEARS OLD OR LESS AND (ii) TWO HUNDRED THOUSAND UNITED STATES DOLLARS (US$200,000) IN RESPECT OF EACH SHIP THAT IS THEN MORE THAN THREE (3) YEARS OLD. NOTWITHSTANDING THE FOREGOING, UPON THE FIRST SUCH TERMINATION BY CELEBRITY, SEAVISION SHALL BE LIABLE FOR THE GREATER OF (i) CELEBRITY'S DIRECT DAMAGES RESULTING THEREFROM, SUBJECT TO THE FOREGOING LIMITATION THEREON, OR
(ii) AS CELEBRITY'S SOLE AND EXCLUSIVE REMEDY THEREFOR, THE SUM OF THREE HUNDRED THOUSAND UNITED STATES DOLLARS (US $300,000), REDUCED BY THE AGGREGATE OF ANY PAYMENTS THERETOFORE PAID BY SEAVISION TO CELEBRITY UNDER SECTION 1(a)(i) HEREIN.

     14.  Further Assurances of SeaVision's Title.
          ---------------------------------------

      (a) Celebrity hereby agrees to execute and deliver to SeaVision, prior to the date that installation of any System on any Ship commences, such UCC-1 financing statements and other documents as SeaVision shall reasonably require for the purpose of evidencing to Celebrity and any third party SeaVision's continued ownership of all components (hardware and software) of the System (such financing statements and other documents to describe all such components).

      (b) SeaVision shall affix permanent (to the degree reasonably possible), legible and visible labels on each component of the System (hardware only), to the extent that doing so is reasonably possible or practicable, prior to the date that installation of the System on-board the applicable Ship commences. Each such label shall clearly indicate that SeaVision holds title to the component to which that label is affixed.

     15.  No Grant of Intellectual Property Rights.  This Agreement does not and
          ----------------------------------------
shall not grant to Celebrity any patent, copyright, trademark, trade secret or, except as expressly provided in this Agreement, other intellectual property right or license, express or implied.

     16.  Public Announcements.  The parties shall consult with each other and
          --------------------
issue a public statement with respect to this Agreement and the System as soon as is practical after the date hereof. During any Operating Term, Celebrity shall include a reference to SeaVision in any and all public announcements or marketing materials referring to interactive television or video entertainment services on-board any Ship.

     17.  Arbitration.  In the event of any dispute or controversy arising out
          -----------
of or related to this Agreement, the parties will seek to resolve any such controversy first by negotiating with each other in good faith in face-to-face negotiations between the respective principals of each. In the event a resolution is not reached in such manner within thirty (30) days after such negotiations, if any, commence, any remaining dispute or controversy shall be submitted to and settled by arbitration as hereinafter provided. Such arbitration shall be conducted in London in accordance with the Arbitration Acts 1950 and 1989 or any re-enactment or statutory modification thereof then in effect. The party desiring such arbitration shall serve upon the other party written notice of its desire, specifying the issues to be arbitrated and the name of the arbitrator whom it appoints. Within fourteen (14) days after notice of such demand for arbitration, the other party shall in turn appoint an arbitrator and give notice in writing of such appointment to the party demanding arbitration. The two arbitrators so appointed shall select a third arbitrator, or if the two arbitrators are unable to agree upon the third arbitrator within fourteen (14) days after the appointment of the second arbitrator, either of the said two arbitrators may apply to the President of the London Maritime Arbitrators Association to appoint the third arbitrator, and the three arbitrators shall constitute the Arbitration Tribunal. If a party fails to appoint an arbitrator as aforementioned within fourteen (14) days following notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted as its own arbitrator the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Tribunal. The decision rendered by the Arbitration Tribunal shall be final and binding and the appeal by either party to a court in respect of the arbitration award shall be excluded. The arbitration award shall include which party shall bear the expenses of the arbitration or the proportion of such expenses each party shall bear.

     18.  Right to Make Agreement.  Each of the parties hereto represents and
          -----------------------
warrants to the other that it has all necessary and appropriate power and authority to execute, deliver and carry out the terms and provisions hereof.

     19.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same original document.

     20.  Assignment.  Except as set forth herein, either party hereto may
          ----------
assign this Agreement and its respective rights, interests and obligations hereunder to any third party without the consent of the other party hereto; provided, however, that no such assignment by a party shall relieve that party from any of its liabilities or obligations hereunder. It is expressly understood and agreed that this Agreement and all of SeaVision's interests and rights herein and hereunder may be assigned, pledged, mortgaged and/or hypothecated by SeaVision at its exclusive discretion; provided, however, that in no event will the rights hereunder of any pledgee or mortgagee of SeaVision be any greater than the rights of SeaVision hereunder.

     21.  Successors.  This Agreement shall inure to the benefit of, and be
          ----------
binding upon, the respective successors and assigns of the parties hereto upon its execution by SeaVision and Celebrity, which execution, for purposes of determining the effectiveness of this Agreement, may be evidenced by facsimile transmission of the signature page of this Agreement.

     22.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of England.

     23.  Severability.  If any Section or provision of this Agreement, or any
          ------------
portion of any Section or provision thereof, shall for any reason be held to be void, illegal or otherwise unenforceable, all other Sections and portions of this Agreement shall nevertheless remain in full force and effect as if such void, illegal or unenforceable portion had never been included herein.

     24.  Notices.  All notices and other communications required or otherwise
          -------
provided for in this Agreement shall be in writing and sent by registered or certified mail to:


     If to SeaVision:    SeaVision, Inc.
                         13320 State Route 7
                         Lisbon, Ohio 44432

                         Attn: Brian K. Blair

     If to Celebrity:    Celebrity Cruises Inc.
                         c/o Jos. L. Meyer GmbH & Co.
                         Industriegebiet Sud
                         26871 Papenburg, Germany

or to such other place as SeaVision or Celebrity, as the case may be, may from time to time designate in accordance herewith.

     25.  Entire Agreement; Modification.  This Agreement, including the
          ------------------------------
Exhibits attached hereto, contains the entire agreement of the parties on the subject matter hereof, and supersedes any and all prior agreements, including, without limitation, the Original Agreement, with respect to such subject matter. This Agreement may not be changed, modified or supplemented except by the written agreement of the parties.


     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


ATTEST:                       SEAVISION, INC.



                                  By:
------------------------             --------------------------------------
Its:                              Its:
    --------------------              -------------------------------------


ATTEST:                       CELEBRITY CRUISES INC.


                                  By:
------------------------             --------------------------------------
Its:                              Its:
    --------------------              -------------------------------------


     [Signature page to First Amended and Restated Agreement by and between
            SeaVision, Inc. and Celebrity Cruises, Inc. dated as of
              June 1, 1996, but effective as of September 1, 1995]

                                   EXHIBIT A

       Entertainment and Interactive Services to be Provided by SeaVision
       ------------------------------------------------------------------


"Basic" SeaVision Package: Services Provided at No Charge
---------------------------------------------------------

     . In-Cabin Room Service Ordering: Passengers will be able to order Celebrity's full or partial room service menu, including beverages charged to their cabin account, through the System. Orders will be printed out in appropriate pantries and/or galleys for delivery by Celebrity personnel. SeaVision shall provide, as part of the System, printers and/or monitors to be used in such pantries and/or galleys for such purpose.

     . Shore Excursion Ordering: Passengers will be able to watch a preview video of shore excursions and purchase tickets for shore excursions on and through the System by using their television remote-control. Orders will be printed out in the Shore Excursion Office of the Ship, with tickets in respect thereof to be delivered by Celebrity personnel. The System will provide appropriate inventory control.

          Celebrity shall be responsible for providing all ticket stock and videos in respect of such shore excursions. Celebrity may choose, at its option, to produce its own videos, retain SeaVision for this purpose and reimburse SeaVision for all its costs incurred in connection with producing the same, or contract with a third party to produce such videos, provided, however, that any videos produced by any such third party shall in all ways meet SeaVision's technical standards for use on the System. Should Celebrity elect to have SeaVision produce the shore excursion videos, SeaVision shall provide Celebrity with detailed cost estimates prior to the initiation of video production. Such estimates will include the cost of pre-production scripting and preparation and the cost of sending crews aboard Celebrity's Ships for taping and post-production editing.

     . Wine Ordering: Passengers will be able to view a video on the System of all wines in inventory and order their selections with their television remote-controls. Orders will be printed out in the Wine Steward's office or wine cellar, for delivery by Celebrity personnel at the designated meal or to the designated cabin. The video review will include the Chef's or Wine Steward's "Tip of the Day." Cabin accounts will be charged accordingly.

     . Interface with Celebrity's Property Management System: The System will interface with the Ship's property management system to enable appropriate charges to be applied to passenger accounts.

     . Access Control: The System will be designed to provide access via the use of a PIN based upon Celebrity's passenger tracking system. Passengers will be able to limit access to various services, such as gaming and adult programming, by enabling lock-out codes and using password procedures.

     . Report Generation: The System will generate detailed activity reports, which will be made available to Celebrity for the purposes of revenue payments to SeaVision. SeaVision shall also provide, at Celebrity's request, reports pertaining to passenger usage of the System.

     . Emergency Broadcast System: In the event of an emergency, the System can be directly controlled either by the Master or the Operator to notify passengers and to provide them with instructions.

     . Passenger Folio Review - Onboard Account: Each passenger will be able to use the System to review a summary of his onboard account.

     . Spa Service Ordering: Passengers will be able to view a video for the on-board spa services, obtain information with respect to the hours of operation of the spa and make reservations for spa usage.

     . Language Options: The various preview, ordering and information services provided on the System will be available in English, French, Spanish, Italian and German.

     . Passenger Questionnaires: Passengers will be able to access an interactive passenger questionnaire on the System to provide input and reactions to the System.

     . Television Programming: At a time to be mutually agreed upon by SeaVision and Celebrity, but after the maiden voyage of the Ship, SeaVision will provide Celebrity two (2) channels of programming on and through the System for which Celebrity and its passengers will not be charged. SeaVision will provide two (2) channels of programming on and through the System for the crew of the Ship at no charge to Celebrity or the crew. The content of these channels shall be by mutual agreement, but they may include movies, documentaries, original programming and selections from leading cable television vendors. SeaVision reserves the right to market high-quality advertisements, program-length product videos and corporate endorsements on these channels, subject to mutual agreement with Celebrity. A portion of the Adjusted Gross Revenues generated from any such advertisements, program-length product videos and corporate endorsements will be paid to Celebrity pursuant to and in accordance with the terms of Section 3 of the Agreement.

Revenue-Generating and Pay-Per-View Entertainment
-------------------------------------------------

NOTE: Celebrity will be entitled to a portion of the Adjusted Gross Revenues generated by the following services, pursuant to and in accordance with the terms of Section 3 of the Agreement.

     . Video-on-Demand: Passengers will be able to purchase movies and other entertainment options such as taped concerts, on demand, using the System and their television remote-control. SeaVision shall determine the fee that will be levied for each such order and charged to such passengers' respective cabin accounts. Subject to Celebrity's approval, adult programming may be offered.

     . Gaming Options: Passengers will be able to view a casino channel which will promote the on-board casino operations and provide instructions for various casino games and the hours of operation for the on-board casino, as well as the opportunity to play video blackjack and poker on the System. Video slots may be offered on the System at a later date. Any additional games that SeaVision may desire to provide on the System shall be subject to the parties' mutual agreement. SeaVision will determine the value of each individual credit that passengers may purchase and charge to their cabin accounts. A limit of $200.00 per passenger will be imposed unless the passenger requests an additional credit line. Credits may be redeemed at a location designated by Celebrity. SeaVision shall establish and maintain an on-board cash account on the Ship in an amount up to, but not to exceed, $5,000, such amount to be used for the purpose of allowing passengers to redeem gaming credits they may have. The gaming options will be activated only with the prior approval of Celebrity and subject to reasonable terms and conditions set forth by Celebrity. SeaVision will cooperate with Celebrity to conduct limited tests of the gaming options so long as Celebrity reimburses SeaVision for the costs of any modifications which may result from such tests, provided that SeaVision provides written estimates for the costs of any such modifications for Celebrity's prior approval.

     . Shopping: SeaVision will offer passengers shopping videos and interactive video shopping on and through the System for SeaVision exclusive stores, Celebrity Logo shop and other shopping vendors and suppliers; provided, however, that (i) without Celebrity's consent, SeaVision cannot offer for sale on any Ship any item in a product category then being offered for sale on that Ship by the gift shop concessionaire or any other concessionaire thereon and (ii) SeaVision and Celebrity will work together in good faith to provide to the gift shop concessionaire or any other concessionaire thereon an appropriate amount of advertising on the System upon terms mutually acceptable to the parties. Celebrity will retain the right to approve the items offered for sale and the vendors providing those items, such approval not to be unreasonably withheld. In the event Celebrity elects to offer its own items for sale on and through the System, SeaVision will be entitled to a share of the Adjusted Gross Revenues generated therefrom pursuant to and in accordance with the terms of
          Section 3 of the Agreement. Celebrity will be entitled to a portion of the Adjusted Gross Revenues generated by any fees paid by such purveyors, pursuant to and in accordance with the terms of Section 3 of the Agreement. SeaVision will provide fulfillment services for products sold through the System which are not offered by Celebrity or concessionaires on board the Ship. The shopping options will be activated only with the prior approval of Celebrity and subject to reasonable terms and conditions set forth by Celebrity. SeaVision will cooperate with Celebrity to conduct limited tests of the shopping options so long as Celebrity reimburses SeaVision for the costs of any modifications which may result from such tests, provided that SeaVision provides written estimates for the costs of any such modifications for Celebrity's prior approval.

     . Advertising and Promotions: SeaVision shall have the exclusive right to provide access to the System to third parties for the purposes of advertising, promotions and marketing of their companies, products or services which are suitable and consistent with Celebrity's image. However, SeaVision agrees to work with Celebrity and within existing agreements and SeaVision will not provide such access to island vendors unless such advertising is first requested by Celebrity or an on-board concessionaire on the Ship. Celebrity will have the right to review and approve all such advertising and promotional programs in advance.


Additional Services (to be provided after the initial implementation of the
-------------------
System on the Ship and upon the mutual agreement of the parties)

     . Live Cable Television Programming: SeaVision will use its best efforts to provide Celebrity, if Celebrity so elects, live cable television programming such as CNN and ESPN, at Celebrity's expense.

     . Video-on-Demand to Crew: SeaVision shall have the option to offer to the crew the same video-on-demand services which are offered to the passengers on the same terms and conditions set forth in the Agreement for such services to passengers or on such other terms and conditions as are mutually agreed to by the parties.

     . Ship Location Data: Passengers will be able to access a passive application (to be provided by others) which will provide a graphic display of the global position of the Ship, its speed, distance traveled, time remaining to next destination, wind speed, water temperature, time of day, etc. SeaVision will consult with Celebrity regarding the integration of this passive application with the ship's navigational instruments and television distribution system.

     . Kiosks: SeaVision will cooperate with third party vendors to integrate the System and its applications into on-board common area touch screen kiosks.

     . Shipboard Directions Module: Passengers will be able to access an interactive application provided by SeaVision which will provide passengers with directions how to locate and move from one shipboard location to another.

     . Other Options: The parties will work together to develop and make available other potential revenue-generating services and options on the System.

     . Additional Non-revenue-Generating Services: To the extent that channels on the System are not then being utilized by SeaVision, Celebrity may use such channels to provide additional non-revenue-generating services to its passengers and/or crew; provided, however, in each instance:

          (i) such services are approved to SeaVision, which approval shall not unreasonably be withheld, delayed or conditioned;

          (ii) such services are terminable at any time that SeaVision may elect to utilize the applicable channel in connection with its operation of the System;

          (iii) Celebrity shall provide an operator and any hardware, software and operations staff required for such services; and

          (iv) Celebrity shall reimburse SeaVision for any additional cost to SeaVision as a result of such services.

          In addition thereto, the parties will consider the implementation on the System of services providing daily activities information, cabin maintenance and menu viewing.

     . Additional Language Modules: SeaVision will develop and install additional language modules for German, French, Spanish and Italian.

                                   EXHIBIT B

                            Implementation Schedule
                            -----------------------


     The following is subject to and conditioned upon (i) a definitive Agreement being executed and delivered by SeaVision and Celebrity no later than May 29, 1996, (ii) the availability of Celebrity personnel to review and approve certain content for the navigation screens and video shopping modules in a timely fashion and (iii) delivery of all Celebrity supplied equipment in a timely fashion.


                      Task                        Horizon   Galaxy    Zenith   Mercury

Content - revise existing Celebrity               6/12/96   7/31/96   8/30/96  6/16/97
 navigation documents for all modules, ITV
 screens, voice prompting, motion video and
 animation production.

Hardware - engineer, procure, assemble,
 test and integrate.

Interfaces - design interfaces for reservation system, transaction posting via PMS and POS systems.

Operations - integrate all ITV related
 transactions and activities into existing shipboard departmental and operating procedures.

Deliver by SeaVision of final content for all     7/31/96   9/18/96  10/18/96   8/4/97
 ITV services.

Delivery by SeaVision of ITV hardware
 components on-board the Ship.

Complete installation and testing of ITV          8/20/96   10/9/96   11/8/96  8/25/97
 server, applications and system interfaces.

Complete secondary language module                8/27/96  10/16/96  11/15/96   9/1/97
 installation.
Complete orientation of on board staff and        9/10/96  10/30/96  11/30/96  9/15/97
 crew and complete integration of ITV
 operating and fulfillment procedures with on
 board departmental procedures.


                                 EXHIBIT C

   Hardware and Software Components of the System to be provided by SeaVision
   --------------------------------------------------------------------------


Primary Components:

     . Digital File Server - Pentium based server machine [Redacted - confidential treatment requested].

     . SeaVision Interactive Allocator - Version 1.0 software for [Redacted - confidential treatment requested].

     . SeaVision ISP Session - Version 1.0 software for [Redacted - confidential treatment requested].

     . SeaVision Database Engine - Version 1.0 software [Redacted - confidential treatment requested].

     . SeaVision CCP Interface - Version 1.0 software for [Redacted - confidential treatment requested].


Support

     . SeaVision PMS Protocol - A network interface specification to enable third party PMS vendors to interface with the SeaVision ITV server.

     . Ancillary Components - Keyboards, monitors, switches, cabling, network hubs for the installation of the ITV server in the ships broadcast control center.

     . Uninterruptible Power Supply - For emergency backup power and line conditioning to the SeaVision digital file server.

                                   EXHIBIT D

                          m.v. Galaxy and m.v. Mercury
                          ----------------------------



     television control modules
     necessary modifications of in-cabin televisions (if any) two-way radio frequency distribution plant equipment racks communication control processor (CCP) [Redacted - confidential treatment requested]
     [Redacted - confidential treatment requested] video cassette players [Redacted - confidential treatment requested] random dynamic modulators


                          m.v. Horizon and m.v. Zenith
                          ----------------------------


     in-cabin televisions
     television control modules
     necessary modifications of in-cabin televisions (if any) two-way radio frequency distribution plant equipment racks communication control processor (CCP) [Redacted - confidential treatment requested]
     [Redacted - confidential treatment requested] video cassette players [Redacted - confidential treatment requested] random dynamic modulators

                                   EXHIBIT E
                                   ---------

                         Operations Manual of Celebrity
                         ------------------------------

                        Confidential treatment requested

                                   EXHIBIT F

                 Technical Performance Standards for the System
                 ----------------------------------------------


RF System

     . The SeaVision RF mixing network located in the BCC will support the ships existing Free to Guest channels. A total of twenty channels will be allocated for this purpose. The SeaVision RF mixing network will act as the final launch point for input the ships RF plant.

     .    The final output of the mixed signals will be +15dBmV flat +/-3dB.

     . The ships existing launch amplifier will be set in accordance to the ships RF design specification but shall not exceed a +45 dBmV output level. The maximum tilt shall not exceed 6 dB across the amplifiers entire bandwidth.

     . The minimum Carrier to Noise ratio at the end of any RF trunk in the ships RF plant shall be 41 dB or better.

     .    Adjacent channel visual carriers shall not differ more than 3 dB.

     . All passive devices will have a minimum port to port isolation of 20 dB.

     . An RF return module will be added to the ships RF amplifiers, if the amplifiers will support the device. If the amplifier will not support the RF return module then the entire amplifier modules will be removed. Depending on availability, the new amplifiers will be of the same manufacturer and model series in order to utilize the existing housings and plant connections.


Response Time

     . The average user response time shall not exceed [Redacted - confidential treatment requested].

     . The maximum response time shall not exceed [Redacted - confidential treatment requested].

                                   EXHIBIT G

                   Installations to be Provided by Celebrity
                   -----------------------------------------



                               Distribution Plant
                               ------------------

     . 2-way RF distribution system as specified under the ship building contract for the Ship, [Redacted - confidential treatment requested] that originate from the TV broadcast center

     . installation of all necessary network cabling at designated remote peripheral locations

     . AC power at all necessary locations including the peripherals, the main ITV server and cabin TCM's

     . cabin televisions including installed Guest Serve television control modules and infra-red remote controls with batteries

     . a spare inventory equal to seven percent (7%) of the infrared remotes and batteries in use


                               Head-End Equipment
                               ------------------

     . a maximum of four (4) 22" equipment racks and three (3) 19" equipment racks, one of which will be shared with SONY for UPS Power Systems

     . one (1) Guestserve server PC with RF cards for communication with cabin TCM's

     .    [Redacted - confidential treatment requested] ITV RF modulators

                                   EXHIBIT H


                        Cruise Credit Barter Guidelines
                        -------------------------------


     1. Cost of Cruises will be based on our preferred pricing sheets (Our C.P.A. Rates/Five Star Rates) by the Category selected.

     2.   Port Taxes always paid in cash (Not barter).

     3.   Cabins on space available basis with confirmation 30 days in advance.

     4.   Holidays and February, July, August voyages excluded.

     5.   Barter cannot be sold to general public or Travel Agents.

     6.   Barter cannot be advertised.

     7.   Barter credit valid for two years.

     8. Celebrity reserves the right to approve any transfer of barter credit to third parties.

     9.   70% of barter available for:    Horizon/Zenith/Meridian
          30% of barter available for:    Century/Galaxy

     10.  No more than 10 cabins on any one voyage.
          (Exceptions will be evaluated on an individual request basis)



                                      H-1